  Exhibit 99.1

Alico, Inc. Announces Third Quarter and Nine Months of Fiscal Year 2013

Financial Results

Fort Myers, FL, August 6, 2013 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the third quarter and nine months ended June 30, 2013.

Fiscal Year 2013 Third Quarter Results

For the third quarter of fiscal year 2013, total operating revenue was $35.2 million as compared to $40.4 million for the third quarter of fiscal year 2012, a decrease of 12.8%. The decrease in operating revenue was due to a decrease in the sales of citrus fruit by the Agricultural Supply Chain Management (“Alico Fruit”) and Citrus Groves lines of business, partially offset by an increase in Sugarcane sales.

Historically, our agricultural operations have been seasonal in nature with the second quarter and third quarter generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue. Third quarter fiscal year 2013 included Citrus Groves revenue of $19.2 million compared to $21.8 million from the same period of fiscal year 2012, a decrease of approximately $2.6 million or 12% due to fewer boxes of fruit sold at a lower market price per pound solid and lower pound solids per box. Alico Fruit had revenue of $10.6 million for the third quarter of fiscal year 2013 as compared to $16.8 million from the same period of fiscal year 2012, a decrease of approximately $6.2 million or 37% due to a decrease in the number of boxes of fruit sold and lower market prices. Improved Farmland revenue, which includes the results of our Sugarcane operations, was $4.8 million for the third quarter of fiscal year 2013 as compared to $0.9 million for the same period of fiscal year 2012, an increase of approximately $3.9 million or 430.7%. Sugarcane contributed revenue of $4.5 million for the third quarter of fiscal year 2013 as compared to $0.7 million for the same period of fiscal year 2012 due to a 890% increase in standard tons of sugarcane harvested in the third quarter of fiscal year 2013 as compared to the third quarter of fiscal year 2012, partially offset by a decrease in price per standard ton of 22.6% quarter-over-quarter.

Total operating expenses for the third quarter of fiscal year 2013 were $26.2 million as compared to $29.9 million for the third quarter of fiscal year 2012. Operating expenses decreased as a result of the decrease in the purchases of citrus fruit by Alico Fruit partially offset by cost of sales and harvesting and hauling charges associated with the larger sugarcane harvest. Gross profit for the third quarter of fiscal year 2013 was $9.1 million compared to $10.5 million for the third quarter of fiscal year 2012, a decrease of 13.7%. This decrease in gross profit was due primarily to reduced Citrus Groves revenue, partially offset by greater revenue from the harvest of sugarcane.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and Special Committee strategic alternative costs) for the third quarter of fiscal year 2013 was $9.9 million as compared to Adjusted EBITDA of $18.0 million for the third quarter of fiscal year 2012. The decrease of $8.1 million in Adjusted EBITDA is primarily due to the non-recurring sale of real estate in the third quarter of fiscal year 2012 that resulted in a $7.3 million gain. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Net income applicable to common stock for the third quarter of fiscal 2013 was $4.1 million, or $0.55 per diluted share, compared to net income of $9.6 million, or $1.31 per diluted share, in the third quarter of fiscal 2012. The Company paid a third quarter cash dividend of $0.08 per share on its outstanding common stock on July 15, 2013, to shareholders of record at June 28, 2013. Additionally, the Board recently declared a fourth quarter dividend of

$0.08 per share on its outstanding common stock to be paid to shareholders of record as of September 30, 2013, with payment expected on October 15, 2013.

JD Alexander, Alico’s President and Chief Executive Officer, stated, “Our third quarter operating results continued to align with our expectations. Our Citrus Groves segment’s harvest is now complete for the 12/13 season and sales and profitability were impacted by lower price per pound solids and lower pound solids per box as well as an overall smaller citrus crop than our prior harvest season. We harvested 4.1 million boxes, which was approximately 11% fewer boxes than our 2012 crop while the USDA is estimating the Florida orange crop to decline by 9% in total boxes compared to 2012. In the two previous harvest seasons, our production has significantly outpaced the industry’s production. The declines were driven by weather conditions, horticultural changes and higher than average premature fruit drop in certain blocks of our groves. The conditions for the 2013 growing season have been favorable thus far and if this trend continues we feel we are well positioned for the upcoming citrus season.”

Mr. Alexander continued, “Our Sugarcane segment finished its harvest in the third quarter and significantly outperformed the prior year by approximately $2.0 million in gross profit. We produced an incremental 207,000 net standard tons of sugarcane and produced approximately 6 net standards tons, or 16.9%, per acre more than the prior year. Sugarcane pricing declined over the prior year by approximately $3.80 per net standard ton negatively impacting Sugarcane’s profitability.”

“As always, the Company continues its work on enhancement and repositioning of our lower income producing lands, and as expected, we closed the USDA agreement we reached in September 2012 in July 2013 for $20.7 million and will be reflected in fourth quarter results,” concluded Mr. Alexander.

Fiscal Year 2013 Nine Months Results

Net income for the nine months ended June 30, 2013 was $7.9 million, or $1.07 per diluted share, compared to $19.0 million, or $2.58 per diluted share, for the same period of fiscal 2012, a decrease of $11.1 million or 58.4%. For the nine months ended June 30, 2013, total operating revenue was $95.0 million, compared to $120.5 million for the same period of fiscal year 2012, a decrease of $25.6 million or 21.2%. Income from operations for the nine months of fiscal 2013 was $13.3 million as compared to $24.6 million for the same period of fiscal 2012, a decrease of 45.8%.

Adjusted EBITDA in the first nine months of fiscal year 2013 was $22.1 million as compared to $38.1 million in the first nine months of fiscal year 2012. The decrease of $16.0 million in Adjusted EBITDA for the nine months ended June 30, 2013, compared to the nine months ended June 30, 2012 is primarily due to the non-recurring sale of real estate in the third quarter of fiscal year 2012 that resulted in a $7.3 million gain combined with a $12.1 million decrease in gross profit from Citrus Groves, partially offset by a $2.0 million increase in gross profit from the sugarcane operation. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $27.1 million at June 30, 2013 and $34.3 million at September 30, 2012. Cash provided by operating activities was $14.8 million for the first nine months of fiscal year 2013 as compared to $25.6 million during the first nine months of fiscal year 2012. Availability under the revolving line of credit was $60.0 million at June 30, 2013 and September 30, 2012. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,800 acres of land in five Florida counties (Alachua, Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Rubenstein Investor Relations

Tim Clemensen

(212) 843-9337

TClemensen@RubensteinIR.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net income	$ 4,079	$ 9,607	$ 7,890	$ 18,954
Interest expense, net	251	337	929	1,273
Income taxes	2,566	5,919	5,002	11,665
Depreciation and amortization	2,492	2,147	7,130	6,254

EBITDA	9,388	18,010	20,951	38,146
Special Committee strategic alternatives costs	542	-	1,170	-

Adjusted EBITDA	$ 9,930	$ 18,010	$ 22,121	$ 38,146

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Citrus Groves	$ 19,209	$ 21,829	$ 43,664	$ 55,331
Agricultural Supply Chain Management	10,553	16,753	27,712	47,547
Improved Farmland	4,760	897	21,679	15,060
Ranch and Conservation	409	718	1,265	2,125
Other Operations	298	204	675	482
Total operating revenue	35,229	40,401	94,995	120,545

Operating expenses:
Citrus Groves	12,789	12,050	31,488	31,058
Agricultural Supply Chain Management	10,095	16,496	26,886	46,223
Improved Farmland	3,028	640	16,044	11,417
Ranch and Conservation	120	317	380	774
Other Operations	132	389	332	812
Total operating expenses	26,164	29,892	75,130	90,284

Gross profit	9,065	10,509	19,865	30,261
Corporate general and administrative	2,253	1,871	6,525	5,668

Income from operations	6,812	8,638	13,340	24,593

Other (expense) income:
Interest and investment income, net	169	(16)	530	26
Interest expense	(290)	(354)	(968)	(1,290)
Other income, net	(46)	7,258	(10)	7,290
Total other (expense) income, net	(167)	6,888	(448)	6,026

Income before income taxes	6,645	15,526	12,892	30,619
Income tax expense	2,566	5,919	5,002	11,665

Net income	$ 4,079	$ 9,607	$ 7,890	$ 18,954

Weighted-average number of shares outstanding:
Basic	7,299	7,354	7,316	7,354
Diluted	7,375	7,354	7,350	7,354
Earnings per common share:
Basic	$ 0.56	$ 1.31	$ 1.08	$ 2.58
Diluted	$ 0.55	$ 1.31	$ 1.07	$ 2.58

Cash dividends declared per common share	$ 0.08	$ 0.04	$ 0.16	$ 0.12

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	June 30, 2013	September 30, 2012
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 6,803	$ 13,328
Restricted cash	-	2,500
Investments	260	257
Accounts receivable, net	7,801	3,071
Income tax receivable	53	1,327
Inventories	22,766	27,290
Assets held for sale	-	2,475
Other current assets	1,513	1,219
Total current assets	39,196	51,467

Investment in Magnolia Fund	6,098	5,607
Investments, deposits and other non-current assets	2,071	2,145
Deferred income taxes	2,168	2,168
Cash surrender value of life insurance	871	862
Property, buildings and equipment, net	132,248	122,834
Total assets	$ 182,652	$ 185,083

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 2,448	$ 4,929
Long-term debt, current portion	2,000	3,267
Accrued expenses	1,245	2,488
Income taxes payable	3,260	484
Dividend payable	583	883
Accrued ad valorem taxes	1,089	1,685
Other current liabilities	1,486	3,412
Total current liabilities	12,111	17,148

Long-term debt, net of current portion	34,500	36,633
Deferred retirement benefits, net of current portion	3,863	3,756
Total liabilities	50,474	57,537

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,297,939 and 7,353,871 shares outstanding at June 30, 2013 and September 30, 2012, respectively	7,377	7,377
Additional paid in capital	9,382	9,053
Treasury stock at cost, 79,167 and 23,235 shares held at June 30, 2013 and September 30, 2012, respectively	(2,966)	(543)
Retained earnings	118,385	111,659
Total stockholders’ equity	132,178	127,546
Total liabilities and stockholders’ equity	$ 182,652	$ 185,083